Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Appoints Mary Ann Gray, Ph.D., to Board of Directors

Experienced Corporate Director with Scientific and Financial Background to Chair JNP Audit Committee

BOSTON, MA – March 24, 2016 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced the appointment of Mary Ann Gray, Ph.D., to its Board of Directors and as audit committee Chair, effective immediately.

“Mary Ann is a highly qualified corporate director and experienced audit committee Chair, and we are very pleased to have her join Juniper’s Board,” said Jim Geraghty, the Company’s Chairman. “Her unique blend of Wall Street, financial, and scientific experience will be a tremendous asset as Juniper continues to advance its clinical programs to drive long-term shareholder value.”

Dr. Gray succeeds Donald Hunter, who tendered his resignation from Juniper’s Board of Directors following the 2015 Annual Meeting of Shareholders; his resignation was accepted by the Board, effective upon the appointment of his successor. “We deeply appreciate Don Hunter’s contributions during his tenure on Juniper’s Board, and his willingness to provide continuity in his role as audit committee Chair during our extensive search for the right person to succeed him. We wish Don well in his future endeavors,” Geraghty concluded.

Dr. Gray has more than 20 years of experience in the biotechnology and biopharmaceutical industry, and is an “audit committee financial expert” under applicable Securities and Exchange Commission rules. She is President of Gray Strategic Advisors, LLC, a biotechnology strategic planning and advisory firm, and currently serves on the boards of directors of three NASDAQ-listed companies. She is audit committee Chair for ACADIA Pharmaceuticals, Inc. (CNS treatments) and TetraLogic Pharmaceuticals Corporation (biopharmaceuticals), and is a director of Senomyx Inc. (technology). Additionally, Dr. Gray was lead director of Dyax Corp. (pharmaceuticals) until its acquisition by Shire plc in early 2016.

Previously, Dr. Gray was a Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. She also led biotechnology equity research groups at several financial institutions.

Dr. Gray began her career as a scientist focused on new drug development at Schering-Plough and NeoRx Corporation. She holds a Ph.D. in pharmacology from the University of Vermont and completed her post-doctoral work at Northwestern University Medical School and at the Yale University School of Medicine.

Dr. Gray is the third female director on Juniper’s seven-person board of directors. She will be nominated by the Board for re-election at the 2016 Annual Meeting of Shareholders.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage novel intra-vaginal drug delivery technologies. Juniper’s commercial product, CRINONE® 8% (progesterone gel), is marketed by Merck KGaA, Darmstadt, Germany, in over 90 countries worldwide and by Allergan, Inc. in the U.S. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Source: Juniper Pharmaceuticals, Inc.